EXHIBIT 99.1

TELETOUCH ANNOUNCES IT WILL RESTATE FINANCIAL RESULTS FOR THE FISCAL QUARTERS ENDED NOVEMBER 30, 2005 AND FEBRUARY 28, 2006 FOR NON-CASH RELATED TAX CALCULATION ERRORS

FORT WORTH, Texas (July 28, 2006) — Teletouch Communications, Inc. (AMEX:TLL), announced today that the Company will restate its interim financial statements for fiscal year 2006 second and third quarters ended November 30, 2005 and February 28, 2006. The Company’s determination to restate the results of these quarters was a result of an analysis of the fiscal year end tax consequences of the November 2005 conversion by TLL Partners, LLC of 1,000,000 shares of the Company’s Series C preferred stock into 44,000,000 shares of the Company’s common stock (the “Conversion”), which resulted in TLL Partners owning a controlling interest at approximately 89.2% of the Company.

TLL Partners, LLC, (“TLLP”) is a Delaware limited liability company owned by Progressive Concepts Communications, Inc. (“PCCI”). Prior to November 2005, PCCI filed a consolidated tax group return with its wholly-owned subsidiaries, Progressive Concepts, Inc. (“PCI”), State Hawk Security, Inc. (“SHS”) and TLLP. Effective November 1, 2005, the Company became a member of the PCCI tax group, as PCCI gained voting control of the Company through the Conversion. In accordance with the related IRS rules and regulations, members of an affiliated corporate group with greater than 80% voting control must be included in a consolidated tax return.

The Company accounts for its taxes under Statement of Financial Accounting Standard 109 (“SFAS 109”), which resulted in the Company’s recording a net deferred tax asset as of November 30, 2005 of approximately $142,000. As a result of joining the PCCI tax group, the Company should have recorded an additional valuation allowance that would have the effect of reducing the net assets of the Company by $142,000 resulting in an increase to the Net Loss reported for the three months ended November 30, 2005 from $122,000 to $264,000.

The Company has evaluated the effect of the foregoing technical error and although non-cash related in nature, has deemed the effect as material to the financial statements for the fiscal quarters ended November 30, 2005 and February 28, 2006, thereby requiring the restatements. Therefore, until the Company has restated and reissued its results for the applicable periods, investors and other users of the Company’s SEC filings are cautioned not to rely on the Company’s financial statements for the fiscal quarters ended November 30, 2005 and February 28, 2006, to the extent they are affected by the accounting issue described above.

The Company intends to file its amended and restated financial statements with the SEC as soon as possible after the completion of its discussions with the SEC staff in regard to the technical accounting issues at hand. The expected effect of the aforementioned adjustments to the Company’s financial statements is shown below:

Selected Balance Sheet Captions ($000’s)

	November 30, 2005			February 28, 2006
	As Reported	Adjustment	Restated	As Reported	Adjustment	Restated
Total Assets	$9,518	$(142)	$9,376	$9,445	$(176)	$9,269
Total Shareholders’ Equity	$2,745	$(142)	$2,603	$2,842	$(176)	$2,666

Selected Income Statement Captions ($000’s except per share amounts)

	Three Months Ended November 30, 2005			Six Months Ended November 30, 2005
	As Reported	Adjustment	Restated	As Reported	Adjustment	Restated
Provision for income taxes	$—	$142	$142	$—	$142	$142
Net loss	$(122)	$(142)	$(264)	$(553)	$(142)	$(695)
Basic and diluted loss per share	$(0.01)	$—	$(0.01)	$(0.05)	$(0.01)	$(0.06)

	Three Months Ended February 28, 2006			Nine Months Ended February 28, 2006
	As Reported	Adjustment	Restated	As Reported	Adjustment	Restated
Provision for income taxes	$—	$34	$34	$—	$176	$176
Net income (loss)	$19	$(34)	$(15)	$(534)	$(176)	$(710)
Basic and diluted loss per share	$—	$—	$—	$(0.02)	$(0.01)	$(0.03)